Exhibit 99.1
CENTERPLATE AND KOHLBERG MODIFY TERMS OF MERGER
AGREEMENT; KOHLBERG SECURES FINANCING
Transaction Expected to Close in First Quarter 2009
     STAMFORD, Conn., December 23, 2008 – Centerplate, Inc. (AMEX: CVP; TSX: CVP.un), today announced that the terms of its merger agreement with Kohlberg & Company, entered into on September 18, 2008, have been modified to reduce the price to be paid for each IDS from $4.00 to $2.50. The weakness in the current credit markets resulted in Kohlberg being unable to obtain financing at the same levels or terms as originally contemplated in the merger agreement. Centerplate also announced that Kohlberg and the company have reached an agreement with the lenders under Centerplate’s current senior credit facility to amend this facility and extend the maturity date from 2010 to 2012. The amended and restated credit agreement will provide the necessary debt financing for Kohlberg to acquire Centerplate.
Modified Terms of Merger Agreement
          Upon obtaining the requisite consent of unit holders, 100% of the company’s common stock will be acquired for $0.01 per share for the common stock underlying these units. Each unit holder who tenders the notes underlying their units will receive $2.49 for each note tendered, subject to proration if more than 70% of the notes are tendered. At the closing of the merger, each unit holder whose notes are purchased will receive a total payment of $2.50 per unit.
     The transaction is expected to be completed in the first quarter of 2009, and is subject to the approval of holders of a majority of the common stock, receipt of valid tenders of 50.1% of the notes, receipt of consent from holders of at least 50.1% of the notes to certain amendments to the indenture governing the notes, and other customary closing conditions.
Restated Senior Credit Facility
     The conditions of the amended credit facility include a pay down, at closing, of $25.0 million on Centerplate’s current term loan and $22.5 million on its revolving line of credit. In addition, the lenders, at closing, will be paid approximately $4.5 million in fees and expenses. Kohlberg will contribute $125.0 million in equity which will be used to pay down a portion of the term loan and the revolver and pay for the tender offer and merger consideration.
Deferred Interest Payments
     As previously disclosed, the seventh amendment to Centerplate’s current credit agreement required the company to defer interest on the subordinated notes following the November payment until the closing of the transaction. Deferred interest, and interest accrued thereon, will be paid on the closing date of the transaction.
About the Transaction
     In connection with the proposed merger, Centerplate will file a definitive proxy statement with the Securities and Exchange Commission and mail a copy to its investors. In addition, the company will be filing a form 8-K, attaching the amendment to the merger agreement and the restated credit agreement. Investors and security holders are strongly advised to read the proxy statement because it contains important information about the merger and the parties to the merger. Information concerning the interests of Centerplate’s officers and directors in the solicitation, which may be different than those of Centerplate’s security holders generally, will be set forth in the proxy statement relating to the merger. A copy of the proxy and the tender offer documents will be sent to each security holder by mail, security holders may also obtain a free copy of the definitive proxy statement and other documents filed by Centerplate at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement, the tender offer documents and other documents also may be obtained for free from

Centerplate by directing such request to Centerplate, Investor Relations, 2187 Atlantic Street, Stamford, CT 06902, or by calling 203-975-5941 or by going to the company’s web site at www.centerplate.com.
     This press release is neither an offer to purchase nor a solicitation of an offer to sell the notes or any other security. An official offer to purchase and the related letter of transmittal will be sent to unit holders.
About Centerplate
     Centerplate, has its principal executive office in Stamford, CT, and is a leading provider of food and related services including concessions, catering and merchandise services in more than 130 sports facilities, convention centers and other entertainment venues throughout the United States and Canada.  Visit the company online at www.centerplate.com.
About Kohlberg & Company
     Kohlberg & Company, L.L.C. is a leading private U.S. equity firm with offices in Mt. Kisco, New York and Menlo Park, California. Since its inception in 1987, Kohlberg has completed more than 90 platform and add-on acquisitions as the control investor in a variety of industries including manufacturing, healthcare, consumer products and service industries. Kohlberg has invested a total of $2 billion in equity across six private equity funds with aggregate transaction value of approximately $7 billion.
Forward-Looking Statements
     This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in these forward-looking statements are reasonable, the company can give no assurance that these expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, consumer spending levels, changing trends in our business and competitive environment, the company’s borrowing capacity, the provisions of the credit agreement, the provisions of the indenture, adverse weather conditions and other factors, as well as the risks identified in our most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
Contact Information
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com

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